Exhibit 99.1

NovaBay Pharmaceuticals, Inc. Announces Pricing of Public Offering of Common Stock and Warrants

EMERYVILLE, Calif., Dec. 6, 2012 -- NovaBay® Pharmaceuticals, Inc. (NYSE MKT:NBY), a biotechnology company focused on addressing the large unmet therapeutic needs of the global anti-infective market with compounds such as its proprietary Aganocides®, today announced that it has priced an underwritten public offering of an aggregate of 5,900,000 shares of its Common Stock, at a price to the public of $1.25 per share, and one-year warrants to purchase up to an aggregate of 4,425,000 shares of Common Stock. The net offering proceeds to NovaBay from this offering are expected to be approximately $6.34 million, after deducting underwriting discounts and commissions and other estimated offering expenses, but excluding the exercise of any warrants. If the warrants are exercised in full NovaBay will receive an additional approximately $6.64 million.

The shares of common stock and warrants will be issued separately. The warrants are exercisable immediately upon issuance, have a one-year term and an exercise price of $1.50 per share. The warrants will be certificated, and will be delivered to the investors by physical delivery following the closing. There is no established public trading market for the warrants and NovaBay does not expect a market to develop.

The offering is expected to close on or about December 11, 2012, subject to customary closing conditions.

Lazard Capital Markets LLC is acting as the sole book-running manager for the offering, with ROTH Capital Partners, LLC acting as co-lead manager for the offering.

NovaBay intends to use the net proceeds from this offering for working capital and general corporate purposes, including research and development, clinical trials and selling, general and administrative expenses.

A registration statement relating to the common stock and warrants offered in this offering has been filed with, and declared effective by Securities and Exchange Commission (the "SEC"). A preliminary prospectus supplement relating to the offering has been, and a final prospectus supplement relating to the offering will be, filed with the SEC, each of which form a part of the effective registration statement. Copies of the preliminary prospectus supplement, and final prospectus supplement when available, relating to these securities may be obtained by visiting the SEC's website at www.sec.gov or from Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY 10020 or via telephone at (800) 542-0970.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About NovaBay Pharmaceuticals, Inc.

NovaBay Pharmaceuticals is a biotechnology company focused on addressing therapeutic needs of the global anti-infective market with its two distinct categories of compounds, Aganocides® and NeutroPhase® Skin & Wound Cleanser. NovaBay's four core business units, DermaBay, UroBay, EyeBay and MediBay, are developing treatments that tackle infections in the dermatology, urology, ophthalmology and wound care areas.

Cautionary Information Regarding Forward Looking Statements

The statements in this press release regarding NovaBay's expectation regarding the completion and timing of the proposed public offering are forward-looking statements that are subject to significant risks and uncertainties, and actual results could differ materially from those projected. These risks and uncertainties include, without limitation, risks and uncertainties related to market conditions and satisfaction of customary closing conditions related to the public offering, and the risk that warrants are not exercised in full. There can be no assurance that NovaBay will be able to complete the public offering on the anticipated terms, or at all. Risks and uncertainties relating to NovaBay and its business can be found in the "Risk Factors" section of NovaBay's Form 10-Q, filed with the SEC on November 1, 2012, and in the preliminary prospectus supplement related to the proposed offering to be filed with the SEC. The forward-looking statements in this release speak only as of this date, and NovaBay disclaims any intent or obligation to revise or update publicly any forward-looking statement except as required by law.

Contact:

NovaBay Pharmaceuticals, Inc.
Thomas J. Paulson
Chief Financial Officer
510-899-8809
tjpaulson@NovaBaypharma.com